Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2021, relating to the financial statements of Battalion Oil Corporation, appearing in the Annual Report on Form 10-K of Battalion Oil Corporation for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Houston, Texas
June 17, 2021